Five Oaks Investment Corp. Reports First Quarter 2014 Financial Results

Continued Progress in Building Scale and Range of Operations

NEW YORK, May 5, 2014 /PRNewswire/ -- Five Oaks Investment Corp. (NYSE: OAKS) ("Five Oaks" or "the Company") today announced its financial results for the quarter ended March 31, 2014.

Quarterly Highlights

  Reported comprehensive net income per common share of $1.06 for the quarter ended March 31, 2014, comprising other comprehensive income ("OCI") of $1.40 per common share, which includes net unrealized gains on investments, partly offset by a net loss of $(0.34) per common share.
  Raised $35.1 million in net proceeds from a follow-on offering of 3,300,000 shares of common stock, significantly increasing our public float. Substantially all of the proceeds had been invested by quarter end.
  Reported Book Value of $12.84 per share on a basic and diluted basis at March 31, 2014.
  Delivered a positive economic return on common equity of 1.9%, or 7.6% annualized, comprised of $0.38 dividend per common share more than offsetting a modest $0.13 decrease in net book value per share, in the context of a quarter during which we increased our common equity share count by approximately 45%.
  Continued to increase the range of our credit investments through inaugural purchases of Multi-Family MBS, while further reducing 30-year fixed Agency RMBS in favor of hybrid ARMs.
  Following the signing in February 2014 of a $125 million warehouse line of credit to finance the purchase of whole loans, began actively bidding on loans and developing correspondent relationships.
  Declared a monthly dividend of $0.125 per share for April, May and June 2014.

Management Observations

David Carroll, Five Oaks' Chairman and CEO commented: "With the benefit of a relatively sanguine market backdrop in the first quarter of 2014, we made important progress both in building the scale of Five Oaks and continuing our strategic development. Having raised additional common equity in February 2014, we made our initial Multi-Family MBS investments during the quarter. We also began rolling out our residential whole loan program by signing up correspondent relationships and actively bidding on mortgage loans. Overall portfolio performance was positive, as Non-Agency RMBS prices continued to rally after year end, and we were able to deliver a positive economic return to common stockholders, a pleasing result notwithstanding our common stock offering during the quarter. On the Agency side, we continued to increase our allocation to hybrid-ARMs, which now represent almost 70% of our Agency RMBS portfolio and are less rate sensitive than 30-year fixed-rate Agencies.

"We look forward to continuing the development of our credit-focused, operating company model which we believe will produce long-term benefits for our franchise value."

First Quarter 2014 Operating Results

For the quarter ended March 31, 2014, the Company reported a net loss attributable to common stockholders of $3.0 million, or $(0.34) per basic and diluted share. Our comprehensive income attributable to common stockholders was $9.4 million, or $1.06 per basic and diluted share. Having completed our IPO and concurrent private placement on March 27, 2013, the comparability of our first quarter 2014 results with the first quarter of 2013 is materially affected. Besides net interest income of $3.3 million for the first quarter, the main driver of the result was a net other loss of $4.3 million. Unrealized gain and net interest income on Linked Transactions totaling $5.9 million was more than offset by realized and unrealized losses on derivatives aggregating $6.0 million and realized losses on sale of investments of $4.2 million, as we further reduced our 30-year Agency exposure. Our total expenses for the first quarter were $1.6 million, up 4.6% from the fourth quarter of 2013, a proportionately lower increase than the increase in our capital base between the two periods.

Stockholders' Equity and Book Value Per Share

As of March 31, 2014, our stockholders' equity was $158.0 million, up 38.7% from $113.9 million at year end. Our book value per common share was $12.84 on a basic and fully diluted basis. This represents a modest 1.0% decline in book value per common share from $12.97 as of December 31, 2013, notwithstanding our significant capital raising activity, and more than offset by dividends paid during the quarter.

Investment Portfolio

The following table summarizes certain characteristics of our investment portfolio as of March 31, 2014 on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS and Multi-Family MBS underlying our Linked Transactions combined with our GAAP-reported RMBS):

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Designated Credit Reserve	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon(1)	Average Yield(2)
Agency RMBS
15 year fixed-rate	$3,012	$72	$-	$3,084	$(70)	$3,014	2.50%	1.99%
30 year fixed-rate	124,934	7,078	-	132,012	(6,331)	125,681	3.50%	2.70%
Hybrid ARMS	280,543	(2,125)	-	278,418	1,321	279,739	2.41%	2.76%

Total Agency RMBS	408,489	5,025	-	413,514	(5,080)	408,434	2.74%	2.74%

Multi-Family MBS Including Linked Transactions(3)	89,017	(3,548)		85,469	798	86,267	4.28%	4.95%
Non-Agency RMBS Including Linked Transactions(3)	283,847	(56,175)	(46,973)	180,699	15,758	196,457	0.38%	7.99%
Total/Weighted Average (GAAP)	$781,353	$(54,698)	$(46,973)	$679,682	$11,476	$691,158	2.06%	4.41%

(1)Weighted average coupon is presented net of servicing and other fees.

(2)Average yield incorporates future prepayment assumptions.

(3)Non-Agency RMBS and Multi-Family MBS is presented on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS and Multi-Family MBS underlying our Linked Transactions combined with our GAAP-reported MBS).

Portfolio Financing and Hedging

At March 31, 2014, the Company financed its investment portfolio with borrowings under master repurchase agreements of $435.3 million, on a GAAP basis, and $582.8 million on a non-GAAP basis (including the repurchase agreement financing associated with the Non-Agency RMBS and Multi-Family MBS underlying Linked Transactions). Our weighted average borrowing cost was 0.52%, on a GAAP basis, and 0.83% on a non-GAAP basis as of March 31, 2014. As of March 31, 2014, we borrowed 2.8 times our stockholders' equity on a GAAP basis, and 3.7 times on a non-GAAP basis representing, a reduction from 3.6 times and 4.2 times, respectively, as of December 31, 2013.

The Company is also a party to approximately $358 million notional amount of pay-fixed receive-LIBOR swaps that have variable maturities of up to ten years, certain of which have forward start dates. The Company is also party to one interest rate swaption. The following table summarizes our hedging activity as of March 31, 2014:

Current Maturity Date for Interest Rate Swaps	Notional Amount	Fair Value	Fixed Rate Pay		Receive Rate		Maturity Years
3 years or less	35,000,000	(149,247)	0.66%		0.19%		1.9
Greater than 3 years and less than 5 years	171,000,000	(1,218,679)	1.66%		0.23%		4.4
Greater than 7 years and less than 10 years*	95,000,000	(2,137,266)	2.85*	%	0.00*	%	7.4
Greater than 10 years*	57,000,000	(1,717,784)	3.29*	%	0.00*	%	10.4
Total	358,000,000	(5,222,976)	1.49*	%	0.23*	%	5.9

*Forward-starting swaps. Fixed rate pay and floating rate receive rates are excluded from the calculation of totals.

	Option			Underlying Swap
Current Option Expiration Date for Interest Rate Swaptions	Cost	Fair Value	Weighted Average Years to Expiration	Notional Amount	Pay Rate	Weighted Average Term (Years)
2 years or less	336,000	1,006,390	1.0	25,000,000	3.00%	10.0

Dividends

The Company declared a dividend of $0.125 per share of common stock for the months of April, May and June 2014. Based on the closing price of $11.15 as at March 31, 2014, this equates to an annualized dividend yield of 13.45%.

Five Oaks Investment Corp.

Five Oaks Investment Corp. is a real estate investment trust ("REIT"), and as a "hybrid" REIT is focused on investing in, financing and managing a portfolio of mortgage-backed securities ("MBS"), including residential mortgage-backed securities ("RMBS"), multi-family mortgage-backed securities ("Multi-Family MBS"), residential mortgage loans and other mortgage related investments. The Company's objective is to deliver attractive risk-adjusted returns to its investors, primarily through dividends and secondarily through capital appreciation, via an investment approach centered on taking advantage of relative value opportunities available across the whole residential mortgage market.

Five Oaks Investment Corp. is externally managed and advised by Oak Circle Capital Partners LLC.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. securities laws that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission's website at www.sec.gov

All subsequent written and oral forward-looking statements that the Company makes, or that are attributable to the Company, are expressly qualified in their entirety by this cautionary notice. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

For financial statement reporting purposes, GAAP requires us to account for certain of our Non-Agency RMBS and Multi-Family MBS and the associated repurchase agreement financing as Linked Transactions. However, in managing and evaluating the composition and performance of our MBS portfolio, we do not view the purchase of our Non-Agency RMBS or Multi-Family MBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS and Multi-Family MBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our MBS portfolio and the performance of our MBS in the same way that we assess our MBS portfolio and such assets. While we believe the non-GAAP information included in this press release provides supplemental information to assist investors in analyzing that portion of our portfolio composed of Non-Agency RMBS and Multi-Family MBS, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/ or the Company website www.fiveoaksinvestment.com or by directing requests to: Five Oaks Investment Corp., 540 Madison Avenue, 19th Floor, New York, NY 10022, Attention: Investor Relations.

FIVE OAKS INVESTMENT CORP. AND SUBSIDIARY
Condensed Consolidated Statements of Operations

	Three	Three
	Months Ended	Months Ended
	March 31, 2014	March 31, 2013
	(unaudited)	(unaudited)
Revenues:
Interest income	$3,907,686	$1,027,062
Interest expense	(560,222)	(126,748)

Net interest income	3,347,464	900,314

Other income:
Realized loss on sale of investments, net	(4,208,016)	(105,244)
Unrealized gain and net interest income from Linked Transactions	5,892,193	1,753,842
Realized gain (loss) on derivative contracts, net	(842,767)	(71,293)
Unrealized gain (loss) on derivative contracts, net	(5,132,327)	(521,019)

Total other income (loss)	(4,290,917)	1,056,286

Expenses:
Management fee	467,536	115,140
General and administrative expenses	252,089	122,436
Operating expenses reimbursable to Manager	668,653	180,864
Other operating expenses	129,465	7,250
Compensation expense	80,078	2,796

Total expenses	1,597,821	428,486

Net income (loss)	(2,541,274)	1,528,114

Dividends to preferred stockholders	(480,573)	(2,326)

Net income (loss) attributable to common stockholders	$(3,021,847)	$1,525,788

Earnings (loss) per share:
Net income (loss) attributable to common stockholders (basic and diluted)	$(3,021,847)	$1,525,788
Weighted average number of shares of common stock outstanding	8,816,658	2,293,250
Basic and diluted income (loss) per share	$(0.34)	$0.67
Dividends declared per share of common stock	$0.38	$0.19

FIVE OAKS INVESTMENT CORP. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Available-for-sale securities, at fair value (includes pledged securities of $476,097,778 and $444,984,955 for
March 31, 2014 and December 31, 2013, respectively)	$482,544,222	$444,984,955
Linked transactions, net, at fair value	61,147,754	33,352,562
Cash and cash equivalents	38,827,217	33,062,931
Restricted cash	15,599,456	13,343,173
Accrued interest receivable	1,129,583	1,045,191
Investment related receivable	504,357	506,892
Derivative assets, at fair value	1,006,390	1,839,154
Other assets	109,650	66,547

Total assets	$600,868,629	$528,201,405

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Repurchase agreements	$435,297,286	$412,172,000
Derivative liabilities, at fair value	5,222,976	839,413
Payable for securities purchased	1,014,045	-
Accrued interest payable	195,309	274,615
Dividends payable	22,361	42,501
Fees and expenses payable to Manager	435,000	330,000
Other accounts payable and accrued expenses	590,858	617,514

Total liabilities	442,777,835	414,276,043

STOCKHOLDERS' EQUITY:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 8.75% Series A cumulative redeemable, $25 liquidation preference, 920,000 and 800,000 issued and outstanding at March 31,
2014 and December 31, 2013, respectively	20,839,099	18,060,898
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 10,689,250 and 7,389,250
shares issued and outstanding, at March 31, 2014 and December 31, 2013, respectively	106,703	73,563
Additional paid-in capital	145,283,129	110,129,489
Accumulated other comprehensive income (loss)	1,310,813	(11,094,954)
Cumulative distributions to stockholders	(14,953,412)	(11,289,370)
Accumulated earnings	5,504,462	8,045,736

Total stockholders' equity	158,090,794	113,925,362

Total liabilities and stockholders' equity	$600,868,629	$528,201,405

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CONTACT: David Oston, Chief Financial Officer, Five Oaks Investment Corp., (212) 257 5073